Client Id: 77

EXHIBIT 99.1

THOMSON REUTERS STREETEVENTS EDITED TRANSCRIPT DIOD - Q3 2017 Diodes Inc Earnings Call

EVENT DATE/TIME: NOVEMBER 07, 2017 / 10:00PM GMT

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Client Id: 77

NOVEMBER 07, 2017 / 10:00PM, DIOD - Q3 2017 Diodes Inc Earnings Call

CORPORATE PARTICIPANTS

Keh-Shew Lu Diodes Incorporated - CEO, President and Director

Leanne K. Sievers Shelton Group - EVP IR

Mark A. King Diodes Incorporated - SVP of Sales and Marketing

Richard D. White Diodes Incorporated - CFO and Secretary

CONFERENCE CALL PARTICIPANTS

Gary Wade Mobley The Benchmark Company, LLC, Research Division - Research Analyst

Shawn Matthew Harrison Longbow Research LLC - Senior Research Analyst

Tristan Gerra Robert W. Baird & Co. Incorporated, Research Division - MD and Senior Research Analyst

PRESENTATION

Operator

Good afternoon, and welcome to Diodes Incorporated's Third Quarter 2017 Financial Results Conference Call. (Operator Instructions) As a reminder, this conference call is being recorded today, Tuesday, November 7, 2017. I would now like to turn the call over to Leanne Sievers of Shelton Group, Investor Relations. Leanne, please go ahead.

Leanne K. Sievers - Shelton Group - EVP IR

Good afternoon, and welcome to Diodes' Third Quarter 2017 Financial Results Conference Call. I'm Leanne Sievers, President of Shelton Group, Diodes' Investor Relations firm. Joining us today are Diodes' President and CEO, Dr. Keh-Shew Lu; Chief Financial Officer, Rick White; Senior Vice President of Sales and Marketing, Mark King; and Director of Investor Relations, Laura Mehrl.

Before I turn the call over to Dr. Lu, I'd like to remind our listeners that the results announced today are preliminary as they are subject to the company finalizing its closing procedures and customary quarterly review by the Company's independent registered public accounting firm. As such, these results are subject to revision until the company files its Form 10-Q for its third quarter 2017.

In addition, management's prepared remarks contain forward-looking statements, which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your question. Therefore, the company claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995.

Actual results may differ from those discussed today, and therefore, we refer you to a more detailed discussion of the risks and uncertainties in the company's filings with the Securities and Exchange Commission, including Forms 10-K and 10-Q.

In addition, any projections as to the company's future performance represent management's estimates as of today, November 7, 2017. Diodes assumes no obligation to update these projections in the future as market conditions may or may not change.

Additionally, the company's press release and management statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms. Included in the company's press release are definitions and reconciliations of GAAP to non-GAAP items, which provide additional details. Also, throughout the company's press release and management's statements during this conference call, we refer to net income attributable to common stockholders as GAAP net income.

For those of you unable to listen to the entire call at this time, a recording will be available via webcast for 60 days in the Investor Relations section of Diodes' website at www.diodes.com.

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NOVEMBER 07, 2017 / 10:00PM, DIOD - Q3 2017 Diodes Inc Earnings Call

And now I'll turn the call over to Diodes' President and CEO, Dr. Keh-Shew Lu. Dr. Lu, please go ahead.

Keh-Shew Lu - Diodes Incorporated - CEO, President and Director

Thank you, Leanne. Welcome, everyone, and thank you for joining us today. I'm pleased to report that Diodes achieved another quarter of record results, setting new heights on revenue, gross profit and operating income. Our growth continued to be broad based across all regions and the end markets. We also achieved record revenue in our computing and communication end markets, complemented by 30% year-over-year growth in both automotive and industrial. In fact, our automotive end market reached a record 8% of revenue, which is even more notable considering the higher revenue base. Revenue from Pericom also continued to grow from the high level achieved last quarter with solid margin contribution as we integrate those products into our complete customer offerings.

Additional, continued improvement in product mix and the utilization across our facilities results in non-GAAP gross margin close to our target model of 35% in the quarter. We have completed wafer manufacturing at our KFAB facility and then remain on track to return the property to the vendor by November 15. Consistent with our focus on driving increased profitability and expanding shareholder value, we recently established new long-term financial targets, which includes gross margin of 40% and operating margin of 20%. As a result of the strategic actions we have taken over the past few years, we have positioned the business to drive significant earnings expansion, serving as a basis of introducing those increased targets.

Our business is also generating significant amount of cash. We plan to continue allocating cash towards reducing our long-term debts while also maintaining the flexibility to support our future expansion initiatives, potential strategic acquisition as well as our existing share buyback. Looking forward, we are well positioned to benefit from our solid operating leverage to deliver increased profitability and shareholder value.

With that, I will now turn the call over to Rick to discuss our third quarter financial results and our fourth quarter guidance in more detail.

Richard D. White - Diodes Incorporated - CFO and Secretary

Thanks, Dr. Lu, and good afternoon, everyone. Revenue for the third quarter 2017 was $285.2 million, an increase of 8% from the $264.2 million in the second quarter of 2017 and an increase of 13.8% from the $250.7 million in the third quarter 2016. The sequential increase in revenue was due primarily to continued strength across all our target end markets and geographies combined with continued growth of Pericom products.

GAAP gross profit for the third quarter was $96.3 million or 33.8% of revenue, including approximately $2.7 million of KFAB closure costs. Non-GAAP gross profit was $99 million or 34.7% of revenue, excluding these costs. This compares to $90.1 million or 34.1% of revenue in the second quarter

2017 and $80.6 million or 32.2% of revenue in the prior year quarter. The increase in gross profit margin was due primarily to continued improvements in product mix and utilization combined with another strong quarter in North America and Europe as well as the Pericom business.

GAAP operating expenses for third quarter 2017 were $72.6 million or 25.5% of revenue and $63.9 million or 22.4% of revenue on a non-GAAP basis, which excludes $4.7 million of amortization of acquisition-related intangible asset expenses, $2 million of KFAB restructuring charges and

$2 million for the impairment of fixed assets. This compares to GAAP operating expenses of $66.3 million or 25.1% of revenue in the previous quarter and $59.8 million or 22.6% of revenue on a non-GAAP basis.

Looking specifically at selling, general and administrative expenses for the third quarter. SG&A was approximately $43.5 million or 15.3% of revenue, which is our operating model. This compares to $39.7 million or 15% of revenue in the previous quarter and $38.3 million or 15.3% of revenue for the third quarter 2016.

Investment in research and development for the third quarter was approximately $20.4 million or 7.1% of revenue. This compared to $19.8 million or 7.5% of revenue last quarter and $17.1 million or 6.8% of revenue in the third quarter 2016. Combined, SG&A plus R&D for the third quarter 2017 was $63.9 million or 22.4% of revenue compared to $59.5 million or 22.5% of revenue in the previous quarter and $55.4 million or 22.1% of revenue in the third quarter 2016.

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NOVEMBER 07, 2017 / 10:00PM, DIOD - Q3 2017 Diodes Inc Earnings Call

GAAP income from operations was $23.7 million or 8.3% of revenue. Non-GAAP income from operations, excluding intangible asset amortization costs and KFAB shutdown costs, was a record $35.2 million or 12.3% of revenue. This compared to $29.9 million or 11.3% last quarter and $25.5 million or 10.2% in the year-ago quarter.

Total other expense amounted to approximately $3.9 million for the quarter, including a $1.3 million negative currency impact. Income before taxes and non-controlling interest in the third quarter 2017 amounted to $19.8 million compared to $19.9 million last quarter and $15.6 million in the third quarter 2016.

Turning to income taxes. Our effective income tax rate for the third quarter 2017 was approximately 25.5%. GAAP net income for the third quarter

2017 was $14.5 million or $0.29 per diluted share compared to $13.2 million or $0.26 per diluted share in the second quarter 2017 and $10.6 million or $0.21 per diluted share in the third quarter 2016. The share count used to compute GAAP diluted EPS for the third quarter 2017 was 50.4 million shares.

Third quarter 2017 non-GAAP adjusted net income was $22.6 million or $0.45 per diluted share, which excluded, net of tax, $3.8 million of non-cash acquisition-related intangible asset amortization costs, $3.1 million of KFAB restructuring and closure costs as well as $1.3 million in fixed asset impairment charges. This compares to non-GAAP net income of $17.8 million or $0.36 per diluted share last quarter and $15.1 million or $0.30 per diluted share in the third quarter 2016.

We've included in our earnings release a reconciliation of GAAP net income to non-GAAP adjusted net income, which provides additional details. Included in the third quarter 2017 GAAP net income and non-GAAP adjusted net income was approximately $3.2 million net of tax of non-cash share-based compensation expense. Excluding share-based compensation expense, both GAAP diluted EPS and non-GAAP adjusted diluted EPS would have increased by an additional $0.06 per diluted share in the third quarter.

Cash flow generated from operations was $40.9 million for the third quarter 2017. Free cash flow was $2.9 million for the third quarter, which included $38 million of capital expenditures. Net cash flow was a negative $65.4 million, including the paydown of approximately $75.2 million of long-term debt and $38 million of CapEx during the quarter.

Turning to the balance sheet. At the end of the third quarter, cash and cash equivalents plus short-term investments totaled approximately $214 million. Working capital was approximately $476 million. Long-term debt, including the current portion, was $325.8 million.

At the end of the third quarter, inventory increased by approximately $3.7 million from the second quarter 2017 to approximately $211.4 million. The increase in inventory reflects a $1.7 million increase in finished goods, a $7.1 million increase in raw materials and a $5.1 million decrease in work in process. Inventory days were 102 in the quarter compared to 104 days last quarter. At the end of the quarter, accounts receivable was approximately $230.5 million, an increase of $7 million from last quarter. AR days were 73 compared to 74 last quarter.

Capital expenditures for the third quarter were $38 million or 13.3% of revenue with the majority of the expenditures related to newer advanced packaging capacity expansion in our assembly test operations in China. We believe full year 2017 CapEx, which is focused on capacity expansion related to the current favorable market environment, and growth projections for 2018 will be approximately 11% of revenue, which will be higher than our 5% to 9% revenue model. Depreciation and amortization expense for the third quarter was $24.1 million.

Now turning to our outlook. For the fourth quarter 2017, we expect typical seasonality with revenue to range between $260 million and $280 million or down 8.9% to 1.8% sequentially. We expect GAAP gross margin to be 34.9%, plus or minus 1% and non-GAAP gross margin to be 35%, plus or minus 1%. Non-GAAP operating expenses, which are GAAP operating expenses adjusted for KFAB closure and retention costs and amortization of acquisition-related intangible asset expenses, are expected to be approximately 23.5% of revenue, plus or minus 1%. We expect interest expense to be approximately $3 million. Our income tax rate is expected to be 29%, plus or minus 3%, and shares used to calculate diluted EPS for the fourth quarter are anticipated to be approximately 50.8 million. Please note that purchase accounting adjustments of $3.9 million for Pericom and previous acquisitions and KFAB closure costs of $3.8 million, both after tax, are not included in these numbers.

With that said, I will now turn the call over to Mark King.

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NOVEMBER 07, 2017 / 10:00PM, DIOD - Q3 2017 Diodes Inc Earnings Call

Mark A. King - Diodes Incorporated - SVP of Sales and Marketing

Thank you, Rick, and good afternoon. As Dr. Lu and Rick highlighted, third quarter revenue set another record, up almost 8% sequentially on top of a 12% increase last quarter. Our growth continues to be driven by strong sales in all regions and end markets, including record revenue in both Asia and Europe and the best quarter in North America since Q3 2010. Distributor POS set records both globally and regionally and was up 12.9%, while distributor inventory rose 5.6% in support of expanded POS.

Channel inventory days at the end of Q3 are down from Q4 2016 and well within our target range. As indicated by our record sales, customer activity in the third quarter was strong in all regions with increasing design activity and design wins. We continue to penetrate our key customer base with our expanded sales footprint, broader product lines and see significant cross-selling opportunities with the Pericom products.

We set revenue records on 9 products during the quarter, including MOSFET, CMOS LDOs, Hall sensors, protection, timing, switching ICs, interface, connect ASICs and battery management.

These record results reflect past design wins on new products ramping into production. We expect to drive continued revenue growth and momentum with our expanding new product introductions and design wins.

Turning to global sales in the third quarter. Asia represented 79% of revenue; Europe, 11%; and North America, 10%. In terms of our end markets, consumer represented 26% of revenue; communications, 24%; industrial, 23%; computing, 19%; and automotive, 8% of revenue. Let me now provide more detail within each of our end markets.

In the consumer market, our ultra-low power CMOS LDOs and audio products continue to gain strong acceptance in the IoT arena. Our next-generation ultra-low quiescent current CMOS LDOs supported the pilot run of an advanced new bioactivity tracker that monitors changes in breathing as well as physical activity. Our 18-volt peak-to-peak output piezo-sounder driver released last quarter is already being used to produce a highly efficient sounder function in multiple mobile tracking applications that use Bluetooth low-energy technology. We also secured multiple new design wins for our load switch product line in set-top boxes and DVR applications as well as CMOS LDO wins in a Bluetooth headset application and an IP camera.

In the communications market, we had significant activity with 7 major new timing product wins across several switch, router and optical line card applications. During the quarter, our Micropower Hall sensors ramped aggressively in a market leading smartphone platform. Notable new product releases for the communications market include a constant voltage, constant current secondary side controller for smartphone adapters compatible with both Quick Charge and Adaptive Fast Charging protocols.

We also released a new 8-line PCI Express switch specifically designed for networking and telecom applications. Also for mobile communications applications, including charging of portable devices and wearables, Diodes launched 6 TVS devices, including low Cj devices developed specifically for 2 key mobile customers. We also launched a common drain MOSFET pair with extremely low source-to-source resistance with a small and ultrathin footprint that is ideally suited for bidirectional load switching and space constrained mobile applications.

For computing applications, Diodes launched 2 additional MOSFETs targeted at motherboard and V-Core applications. These MOSFETs are based on Diodes' split gate technology and extend our offering to the sub-1 milli-ohm market space as these applications require very low Rdson and excellent thermal properties for high-efficiency performance.

Also in the computing market, our MUX devices for solid-state drives continue to see strong tractions with drives ramping this quarter at 2 market leading enterprise customers. Our SSD MUX devices offer best-in-class performance with high bandwidth to support data rates that exceed 400 megabits per second.

Also in the service space, we saw multiple new engagements for our signal integrity product line, including a new Serial ATA and PCI Express ReDriver sockets. We secured several new wins for our LDO product line in notebooks, including a significant new socket for our high-voltage CMOS LDO family.

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NOVEMBER 07, 2017 / 10:00PM, DIOD - Q3 2017 Diodes Inc Earnings Call

For industrial applications, we launched the first devices in a range of low-voltage 50-volt gate drivers aimed at motor driving. Increasingly, brushless DC motors are replacing brush motors due to their superior efficiency, power conservation and compact size. Also launched this quarter was another device in our series of synchronous controllers to, once again, meet the needs of more efficient green power supply.

Diodes' rugged split gate MOSFET technology that I just mentioned is also well suited for the demanding industrial environment, including machinery and synchronous rectification. These split gate MOSFETs were complemented by 3 MOSFETs from our newly introduced super junction MOS process technology aimed at AC-to-DC power supply applications.

Also in the industrial end markets, we expanded our LED lighting portfolio with the release of 2 new product offerings. One is a buck LED driver targeted at TRIAC dimmable lamps, and the second is a high-performance buck-boost device for connected tunable LED lighting applications. This second device received strong early adoption and is already ramping in a trendsetting connected lighting application. Other notable wins in the industrial space include a voltage regulator socket in an HVAC system, a DC-to-DC converter win in a security system and a new Hall sensor designed for an industrial power tool.

And lastly, in the automotive market, we launched 4 new mobile Rdson MOSFETs together with a dual-channel 100-volt MOSFET for brushless DC motor driving for a range of applications. Our auto-qualified MOSFET products continue to drive strong customer qualification activity and design-ins among our major automotive customers. Key factors in Diodes' successful penetration of the automotive market continues to be our Shielded Gate MOSFET wafer technology together with our power packaging capability and extended 175 degree C temperature rating.

Also during the quarter, we sampled our first high-side IntelliFET devices that provide high inrush current surge capability with superior reliability. The full product release is expected in the fourth quarter.

Additionally, we released a family of automotive-compliant PCI Express switches specifically designed for low-power operation in vehicle systems such as safety and security, traffic mapping and infotainment platforms. These devices support multiple-linked power states and offer advanced power management features for high-performance but yet cost-effective solutions.

Key wins in the automotive space include new sockets for our high-voltage Unipolar Hall Switch as well as further expansion of our automotive

LED lighting presence.

In summary, our achievement of another quarter of record results reflects the significant momentum we are generating across the business. Our focus on expanding new product introductions, design win activity and content at new and existing customers continues to show evidence of success across our end markets. Importantly, we are only at the beginning stages of the realization of a full benefit from the Pericom acquisition in terms of cross-selling opportunities, revenue expansion as well as gross margin contribution. We expect to finish out the year in a solid position to drive continued growth in 2018.

With that, I'll open the floor to questions. Operator?

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Our first question comes from the line of Tristan Gerra with R.W. Baird.

Tristan Gerra - Robert W. Baird & Co. Incorporated, Research Division - MD and Senior Research Analyst

Looking at your Q4 revenue guidance, obviously, strong year-over-year growth but also, more or less, seasonal sequentially, which is also what you've mentioned on the call. Trying to reconcile on my end the strength that we're seeing in terms of end markets with your guidance that's just

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NOVEMBER 07, 2017 / 10:00PM, DIOD - Q3 2017 Diodes Inc Earnings Call

seasonal, particularly in the context of the recently time expansion that we've seen in analog. So are you supply constrained? Or are there any specific end market that perhaps is striking a little bit weaker than expected in Q4?

Mark A. King - Diodes Incorporated - SVP of Sales and Marketing

I would say that everything's tracking in line. I would say, obviously, the consumer marketplace will see the softest Q4. I think some of the supply constraints will be alleviated in the fourth quarter. We still have some packages in certain products that will be pretty relatively tight, but I think we're in pretty good shape in that area.

Tristan Gerra - Robert W. Baird & Co. Incorporated, Research Division - MD and Senior Research Analyst

Okay. And then what percent of your products currently have lead times above 12 weeks? And when do you expect lead times to return to normal levels?

Mark A. King - Diodes Incorporated - SVP of Sales and Marketing

Tristan, I don't really look at the lead times that way. I can't say. We think that things will normalize probably after the Chinese New Year somewhat because of the timing and some of the late launches of certain things. But we expect certain products will be difficult into mid next year. Maybe some of our MOSFET products will remain tighter into mid next year. But we've -- as based on our CapEx, we've prepared for -- to catch the marketplace in this thing and position ourselves for 2018. So we think we're in pretty good shape to level off the supply.

Tristan Gerra - Robert W. Baird & Co. Incorporated, Research Division - MD and Senior Research Analyst

Okay. And then just one quick last one, if you could give us the utilization rates in Q3 and also both for the whole company and also where BCD 2 is currently?

Richard D. White - Diodes Incorporated - CFO and Secretary

Okay. So the assembly test facilities in China, both in Shanghai and CAT, were at 96%. I'm going to leave KFAB out since it's being shut down. OFAB, which is the fab in Manchester, England was at 95%. SFAB 1 was at 97%, and SFAB 2 was at 80%.

Operator

And our next question comes from the line of Gary Mobley with Benchmark Company.

Gary Wade Mobley - The Benchmark Company, LLC, Research Division - Research Analyst

Dr. Lu, what would revenue have been in the third quarter if you weren't capacity constrained? And how much revenue might have fallen out of the third quarter because of that constraint into the fourth quarter?

Keh-Shew Lu - Diodes Incorporated - CEO, President and Director

Well, I don't really have that data for you, but we are really in the third quarter still surprised limitation -- in that event limitation. And actually, even through the fourth quarter, we have similar situations. Now with seasonality, we do come down. That's just cyclical. But if you go to look at it, we that's still cyclical -- that's the this issue.

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NOVEMBER 07, 2017 / 10:00PM, DIOD - Q3 2017 Diodes Inc Earnings Call

Gary Wade Mobley - The Benchmark Company, LLC, Research Division - Research Analyst

Okay. Help me explain how you expect the gross margin to increase sequentially, albeit modestly, despite, based on the midpoint of your revenue guide, a 5% sequential revenue decline? Is that a function of the product produced in the third quarter throwing -- flowing through the fourth quarter P&L? Or is it a function of the switchover in cheaper manufacturing away from KFAB?

Keh-Shew Lu - Diodes Incorporated - CEO, President and Director

Well, it's all of the above. But the KFAB effect is best, okay? But the majority is really coming from utilization, product mix and new product and new packaging technology. All those is really effect of improve our margins.

Gary Wade Mobley - The Benchmark Company, LLC, Research Division - Research Analyst

Okay. In the past, you talked about maybe a benefit in the gross margin once manufacturing is fully switched over away from KFAB. I think it might have been 100 basis point impact or so. Could you clarify the amount of the benefit and when you might start to see the positive influence on the overall gross margin?

Keh-Shew Lu - Diodes Incorporated - CEO, President and Director

Okay. Number one, we are not -- we are shutting down but it is not rented out yet in the SFAB. Now some of the demand is actually going to subcons, which -- and some move to OFAB. The one move to OFAB is probably in 4Q, started see some surprise but is not there in the third Q yet. And also, for the SFAB portion, we've qualified the SFAB, but we're waiting for the equipment shutdown from KFAB - which probably shut down in end of September, and then we are moving now to SFAB and installing that equipment. So you really cannot see the rent until the first quarter of next year. And then you could rent it out because we still need to customer qualification and acceptance those. So the one way is to move to subcons, which already qualify, then you can see some benefit in third quarter -- inside the third quarter. But the majority of the KFAB expect the benefit, go into some KFAB effect,  is not sure enough yet until next year, okay? It start to see some in 1Q, but it won't fully benefit until probably second half of next year.

Gary Wade Mobley - The Benchmark Company, LLC, Research Division - Research Analyst

Okay. Can I pin you down in any quantifiable benefit in the gross margin?

Richard D. White - Diodes Incorporated - CFO and Secretary

Yes, we said previously that we think it's going to be somewhere about $3 million a quarter, $12 million a year, something like that.

Keh-Shew Lu - Diodes Incorporated - CEO, President and Director

Yes. I think we said $10 million to $15 million. $10 million to $15 million is what we said, and we said when we fully rent, okay? And as I said, we probably won't fully rent until second half of next year.

Operator

(Operator Instructions) And our next question comes from the line of Shawn Harrison with Longbow Research.

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NOVEMBER 07, 2017 / 10:00PM, DIOD - Q3 2017 Diodes Inc Earnings Call

Shawn Matthew Harrison - Longbow Research LLC - Senior Research Analyst

The increase to the gross margin target of 40% from -- it looks like you'll be at 35% this quarter. Let's say 1 point of that is tied to the KFAB closure and transfer. But the remaining 400 basis points, how much of that is a function of mix versus -- I'm assuming we're in a better pricing environment, if you can comment on that versus other factors pushing up your long-term margin targets.

Mark A. King - Diodes Incorporated - SVP of Sales and Marketing

I think it has a lot to do with what our long-term focus is going to be and driving the proper mix and of course, as we drive that focus in the product area at better pricing discipline within our organization and so forth and work to really get the value out of our products and so forth and focus in that area. So I think you'll see, over time, we'll be a less commodity base. We'll still be a broad light supplier. But our focus is going to be on key products within our key end equipment and our key customers. And that will drive us in that direction.

Keh-Shew Lu - Diodes Incorporated - CEO, President and Director

Well -- and you know when I visit in September, when I do visit our investor and analysts, I do mention, we would come to this -- we're going to balance our market segments, okay? Currently, if you look at our automotive and industrial, it's probably somewhere around 30-something percent. And it's actually improved from our 10 years goal, is, I think I mentioned, 80% of our revenue coming from consumer, computer, communication and only 20% coming from industrial and automotive. And I said, from the long term, we want to continue focus on industrial and automotive. And today, industrial is already on 25%, 26% in average, so it's already up to that end. I think, today, talking about in third quarter, our automotive now is 8% up already, and if we continue focus on our industrial and automotive, then I hope in the near term, we'll get to 40% of our revenue going to come in from automotive and industrial. These 2 market segment tend to give you higher gross margin than the other 3, okay, consumer, computer, communication, and therefore, by focus on the right or the higher gross margin market segment, then we should be able to change the mix and accomplish the 40% goal but really try to change our focus from 35% to 40%.

Shawn Matthew Harrison - Longbow Research LLC - Senior Research Analyst

Perfect. That's helpful. Two follow-ups if I may. As we look -- I know next year is far enough out still, but if we look at capital spending for next year, you'll be at 11% of sales through this year. Do you believe it'll drop down into that 5% to 9% range for 2018? Or will you need to be above that kind of normalized range still to add capacity?

Keh-Shew Lu - Diodes Incorporated - CEO, President and Director

I think -- right now I didn't say yet, but I think, next year, we're hoping we go back to 7% to 9%. This year, we have been -- last year, we got down, but this year, due to the shortage, the capacity shortage, we're going to continue a big growth. And therefore, we put in our CapEx in high-performance new packaging type of area. So I think we will continue. And by the way, we spend the money in the 8-inch capacity at SFAB 2, as I mentioned, in the past. Those is the reason caused the CapEx slightly higher than what I'd like to have 7% to -- 5% to 9%, midpoint 7%.

Shawn Matthew Harrison - Longbow Research LLC - Senior Research Analyst

And then lastly, Rick, AR days are, I think, down 10 or so days year-over-year, maybe a little bit more than that, and your cash cycle's down pretty precipitously year-over-year as well. I guess, maybe the first question is what drove some of the gains? And are there further gains to be made in the cash cycle or kind of where you're at right now, a good to go forward number?

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NOVEMBER 07, 2017 / 10:00PM, DIOD - Q3 2017 Diodes Inc Earnings Call

Richard D. White - Diodes Incorporated - CFO and Secretary

Well, I think where we are right now is a pretty good number. You're right. It's gone down over the last 3 or 4 quarters, and so -- also you have the U.S. and Europe being strong, North America being strong, and their payment terms are less than the Asian payment terms. But I think, going forward, you probably won't see a huge reduction in the amount of AR days.

Operator

And I'm showing no further questions at this time, so I'd like to return the call to Dr. Lu for any closing remarks.

Keh-Shew Lu - Diodes Incorporated - CEO, President and Director

Thank you for your participation on today's call. Operator, you may now disconnect.

Operator

Ladies and gentlemen, thank you for participating in today's call. This does conclude the program, and you may all disconnect. Everyone, have a great day.

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